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                                                                      Exhibit 12
                                                                      ----------



Hawaiian Electric Industries Capital Trust I
COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
AND PREFERRED SECURITIES DISTRIBUTIONS
(unaudited)



                                                                  Three months ended March 31,
                                                        ------------------------------------------
(dollars in thousands)                                           2002                    2001
--------------------------------------------------------------------------------------------------
Earnings................................................     $    2,155               $    2,155
                                                             ==========               ==========

Fixed charges...........................................     $        -               $        -
Preferred securities distributions......................          2,090                    2,090
                                                             ----------               ----------

Total combined fixed charges and
   preferred securities distributions..................      $    2,090               $    2,090
                                                             ==========               ==========

Ratio of earnings to combined fixed charges and
   preferred securities distributions...................           1.03                     1.03
                                                             ==========               ==========